News From

Walgreen Co. Corporate Communications  ● 200 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 914-2500

Media Contact: Tiffani Washington, 847-914-2925 Investor Contact: Rick Hans, CFA, 847-914-2385 FOR IMMEDIATE RELEASE	INTERNET: http://www.walgreens.com

WALGREEN CO. REPORTS SECOND QUARTER 2009 EARNINGS PER SHARE OF

65 CENTS; RESULTS INCLUDE 6 CENTS PER SHARE OF RESTRUCTURING COSTS

●	Second quarter sales up 7.0 percent to record $16.5 billion
●	Company’s strong balance sheet provides financial flexibility

DEERFIELD, Ill., March 23, 2009 – Walgreens (NYSE, NASDAQ: WAG) today announced earnings and sales results for the second quarter of fiscal year 2009.

Net earnings for the quarter ended Feb. 28 decreased 6.7 percent to $640 million or 65 cents per share (diluted), from $686 million or 69 cents per share (diluted) in the same quarter a year ago. Second quarter 2009 results include a negative impact of 6 cents per share (diluted) in costs and 2 cents in savings associated with the company’s Rewiring for Growth restructuring program. Last year’s quarterly results benefited from one extra day because of leap year.

First half net earnings decreased 8.2 percent to $1.05 billion or $1.06 per share (diluted) versus last year’s $1.14 billion or $1.15 per share (diluted). First half 2009 results include a negative impact of 7 cents per share (diluted) in costs and 3 cents in savings associated with Rewiring for Growth.

“We made solid progress in the quarter executing our long-term growth strategies in a challenging retail environment,” said Walgreens President and CEO Gregory D. Wasson. “With our new management team in place, we’re implementing significant cost reductions, engaging our customers more effectively and broadening access to affordable health care.”

Second quarter sales increased 7.0 percent from the prior-year quarter to a record $16.5 billion, and grew 6.8 percent to $31.4 billion for the first half. Sales in comparable stores (those open at least a year) increased 1.3 percent in the quarter, while comparable store front-end sales decreased 1.2 percent. Calendar shifts and last year’s leap day negatively impacted total sales in comparable stores by 0.8 percentage points and front-end comparable drugstore sales by 1.0 percentage points.

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Prescription sales, which accounted for 63 percent of sales in the quarter, climbed 7.8 percent, while prescription sales in comparable stores increased 2.9 percent in the quarter. The company’s number of retail prescriptions filled increased 4.0 percent over last year’s second quarter. That compares to an industry-wide decline of 1.0 percent (excluding Walgreens) during the same period, according to IMS Health and Walgreens figures. Calendar shifts and last year’s leap day negatively impacted the number of prescriptions filled in comparable stores by 0.7 percentage points. Total prescriptions filled at comparable stores in the quarter were also negatively impacted by 1.6 percentage points due to more patients filling 90-day prescriptions versus 30-day.

Selling, general and administrative expense dollars in the second quarter increased 8.1 percent over the year-ago period, which includes 2.4 percentage points for Rewiring for Growth costs. Higher expenses were partially offset by tight controls on store salary costs.

Gross profit margins decreased 0.6 percentage points from the prior-year quarter to 28.3 as a percent of sales. Negatively impacting margins were lower front-end margins due to promotional pricing and product mix, non-retail businesses, and a higher LIFO provision of $49 million in this year’s quarter versus a provision of $31 million in last year’s second quarter. Helping overall margins were an increase in pharmacy margins as a result of the impact of generic drug sales.

Highlights of the second quarter:

●
Opened or acquired 57 drugstores for a net gain of 48 stores after relocations and closings. In the first half of the fiscal year, Walgreens opened or acquired 269 stores, compared with 282 in the year-ago period, with a net gain of 235 stores after relocations and closings.

●
Agreed to acquire 12 Rite Aid locations in San Francisco and eastern Idaho. Last week, Walgreens also agreed to acquire 32 Drug Fair drugstores across northern and central New Jersey along with pharmacy files for 11 other Drug Fair locations.

●	Opened 41 in-store Take Care Clinics for a total of 701 retail and worksite health and wellness locations.

●
Launched Complete Care and Well-Being, a cost-effective program targeted toward large employers that connects Walgreens retail pharmacies, in-store clinics, worksite health and wellness centers and its prescription drug offering.

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●
Fully implemented its POWER pharmacy initiative in about half of its Florida stores, while also introducing key components of the new model in more than 30 Arizona locations. POWER is designed to enhance patient-pharmacist interaction and reduce costs.

●	Increased its Prescription Savings Club to 1.7 million members.

●	Restructured its field organization by deploying senior store operations management in local markets.

●	Successfully issued a $1 billion, 5.25 percent 10-year bond offering.

●
Began shipping from its new distribution center in Windsor, Conn. The new state-of-the-art facility was designed to be 20 percent more productive than the earlier generation of Walgreens distribution centers. As part of an ongoing initiative, employees with disabilities comprise more than 30 percent of the facility’s workforce. Walgreens is a recognized leader in the support of disability programs.

“We believe the underlying strength of the best community-based retail network and the Walgreens brand, along with our lower cost structure and financial flexibility will enable us to emerge from the current challenging environment well positioned for the future,” said Wasson. “We’re committed to returning the company to strong double-digit earnings growth and top tier shareholder return.”

Walgreens will hold a one-hour conference call to discuss the quarter’s results beginning at 8:30 a.m. Eastern time today, March 23. The conference call will be webcast through Walgreens investor relations Web site at: http://investor.walgreens.com. This webcast will be archived on the site for 12 months after the call.

A replay of the conference call also will be available from 11:30 a.m. Eastern time, March 23, through March 30. The replay can be accessed at http://investor.walgreens.com or by calling 888-203-1112 within the U.S. and Canada, or 719-457-0820 outside the U.S. and Canada, using replay code 8668846.

This news release may contain forward-looking statements that involve risks and uncertainties.  The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations.  Investors are referred to the “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recent Form 10-K, which Note is incorporated into this news release by reference.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
	2009	2008	2009	2008

Net sales	$16,475	$15,394	$31,422	$29,422

Cost of sales (1)	11,818	10,952	22,614	21,059
Gross profit	4,657	4,442	8,808	8,363
Selling, general and administrative expenses	3,627	3,354	7,109	6,547

Interest expense, net	20	2	35	2

Earnings before income tax provision	1,010	1,086	1,664	1,814
Income tax provision	370	400	616	672
Net earnings	$640	$686	$1,048	$1,142
Net earnings per common share:
Basic	$.65	$.69	$1.06	$1.15
Diluted	$.65	$.69	$1.06	$1.15

Dividends declared	$.1125	$.0950	$.2250	$.1900

Average shares outstanding	988.0	991.1	988.5	991.2
Dilutive effect of stock options	.9	3.9	1.7	5.6
Average shares outstanding assuming dilution	988.9	995.0	990.2	996.8

	Percent to Sales

Net sales	100.0%	100.0%	100.0%	100.0%

Cost of sales	71.7	71.1	72.0	71.6
Gross margin	28.3	28.9	28.0	28.4
Selling, general and administrative expenses	22.0	21.8	22.6	22.2

Interest expense, net	.2	-	.1	-

Earnings before income tax provision	6.1	7.1	5.3	6.2
Income tax provision	2.2	2.6	2.0	2.3
Net earnings	3.9%	4.5%	3.3%	3.9%

(1) Fiscal 2009 second quarter includes a LIFO provision of $49 million versus $31 million in the previous year.
  Fiscal 2009 six months includes a LIFO provision of $92 million versus $58 million in the previous year.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	February 28,	February 29,
	2009	2008
Assets
Current Assets:
Cash and cash equivalents	$909	$255
Short-term investments	650	-
Accounts receivable, net	2,836	2,340
Inventories	7,584	7,328
Other current assets	203	220
Total Current Assets	12,182	10,143
Non-Current Assets:
Property and Equipment, at cost, less accumulated depreciation and amortization	10,387	8,945
Goodwill	1,451	1,079
Other non-current assets	805	581
Total Non-Current Assets	12,643	10,605
Total Assets	$24,825	$20,748
Liabilities and Shareholders' Equity
Current Liabilities:
Short-term borrowings	$12	$736
Trade accounts payable	4,934	4,185
Accrued expenses and other liabilities	2,087	2,087
Income taxes	228	222
Total Current Liabilities	7,261	7,230
Non-Current Liabilities:
Long-term debt	2,332	26
Deferred income taxes	166	78
Other non-current liabilities	1,387	1,351
Total Non-Current Liabilities	3,885	1,455
Shareholders' Equity	13,679	12,063
Total Liabilities and Shareholders' Equity	$24,825	$20,748

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	Six Months Ended
	February 28,	February 29,
	2009	2008

Cash flows from operating activities:
Net earnings	$1,048	$1,141
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	477	397
Deferred income taxes	23	(106)
Stock compensation expense	49	45
Income tax savings from employee stock plans	-	1
Other	7	5
Changes in operating assets and liabilities -
Accounts receivable, net	(348)	(252)
Inventories	(298)	(499)
Other assets	18	-
Trade accounts payable	638	452
Accrued expenses and other liabilities	(144)	(70)
Income taxes	291	364
Other non-current liabilities	(21)	28
Net cash provided by operating activities	1,740	1,506

Cash flows from investing activities:
Purchases of short-term investments – held to maturity	(1,150)	-
Proceeds from sale of short-term investments - held to maturity	500	-
Additions to property and equipment	(1,092)	(1,043)
Proceeds from sale of assets	29	10
Business and intangible asset acquisitions, net of cash received	(183)	(90)
Net proceeds from corporate-owned life insurance policies	-	2
Net cash used for investing activities	(1,896)	(1,121)

Cash flows from financing activities:
Net payments from short-term borrowings	(70)	(122)
Net proceeds from issuance of long-term debt	987	-
Payments of debt	-	(28)
Stock purchases	(140)	(148)
Proceeds related to employee stock plans	77	106
Cash dividends paid	(223)	(188)
Other	(9)	(5)
Net cash provided by (used for) financing activities	622	(385)

Changes in cash and cash equivalents:
Net increase in cash and cash equivalents	466	-
Cash and cash equivalents at beginning of year	443	255
Cash and cash equivalents at end of period	$909	$255

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